Exhibit 99.1

NEWS RELEASE	CONTACT:	Charles F. Willis Chairman & CEO (415) 408-4700

Willis Lease Finance Earns $2.3 Million in 1Q2015

NOVATO, CA – May 8, 2015 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported first quarter 2015 net income of $2.3 million, or $0.29 per diluted share, compared to net loss of $0.03 per diluted share in the fourth quarter of 2014 and net income of $4.3 million, or $0.53 per diluted share, in the first quarter of 2014.

“During the first quarter we made good progress toward improving our portfolio utilization percentage,” said Charles F. Willis, Chairman and CEO.  “We increased our utilization rate from 79% at year-end to 83% as of March 31, 2015.  Since most of this improvement occurred in the second half of the quarter, there was only a slight increase in rent revenue compared to the previous quarter.  Demand for leased engines showed a noticeable rise throughout the quarter, and we continue to work on improvement in utilization.”

A major highlight during the first quarter involved Willis Lease entering into an engine lease support agreement  with Southwest Airlines,  to provide long-term lease support to Southwest for twenty-two CFM56-7B24 spare aircraft engines over the course of the next five years. The first two engines to be leased under this agreement have now been delivered.  “I’m very proud of the work our team did to put this transaction together, and it’s an outstanding achievement to have been selected by Southwest for this program,” said Willis.

First Quarter 2015 Highlights (at or for the three-month periods ended March 31, 2015, compared to March 31, 2014, and December 31, 2014):

♦            Tangible book value per share increased 2.6% to $26.43 at March 31, 2015, compared to $25.75 a year ago.

♦            A total of 38,476 shares of common stock were repurchased in the quarter for $0.7 million, under the Company’s five-year repurchase plan authorized in October 2012.

♦            Lease rent revenues totaled $25.1 million up 0.9% from the preceding quarter and down 6.7% from the year ago quarter.

♦            Maintenance reserve revenues increased 20.9% to $14.1 million in the first quarter, compared to the preceding quarter and 0.8% from the year ago period.

♦            The continued development of Willis Aero, our spare parts, supply chain and ‘end-of-life’ solutions business launched at the end of 2013, which added $2.2 million to first quarter revenues. First quarter gross margin on part sales was $0.7 million.

♦            Total revenues decreased 1.2% to $42.8 million in 1Q15 from $43.3 million in 1Q14, reflecting both lower lease rents and other revenue which was partially offset by an increase in maintenance reserve revenues and spare parts sales.

♦            Average utilization in the current quarter was 81% compared to 82% in the fourth quarter and 87% in the first quarter of 2014.

♦            Utilization was 83% at quarter end, compared to 79% at the end of 2014 and 84% a year ago.

♦            Liquidity under the revolving credit facility was $239 million at quarter end, up from $101 million a year ago, reflecting the upsizing of the revolver through its amendment and restatement in the second quarter of 2014.

“We now have seen four consecutive months of steadily improved utilization since year-end 2014,” said Donald A. Nunemaker, President.  “We have gone from 79% at year-end to 84% at the end of April.  This equates to an increase in the amount of on-lease assets of approximately $50 million during this four-month period.  The forgoing excludes a new GEnx engine which we purchased at the end of April and for which we are pursuing various lease opportunities.  The GEnx engine powers the new Boeing 787 Dreamliner and is the first of its kind in our portfolio.”

“Besides working to increase utilization, we are also placing greater emphasis on funding new portfolio growth,” added Nunemaker.  “Since we formed the Willis Mitsui joint venture over three years ago, we have grown that portfolio to approximately $260 million in net book value while at the same time maintaining the Willis Lease portfolio at right around $1 billion.  We expect to see more balanced growth of the two portfolios going forward.  We also expect to purchase more aircraft as a means of sourcing less expensive engines both for our engine lease pools and for part-out.”

Depreciation in the first quarter of 2015 increased 12.7% to $17.7 million, despite growth in the portfolio of only 2.8% during the past year.  The increase was mainly attributable to our placing some additional older engines on accelerated depreciation.

In the first quarter, Willis Lease prepaid a loan related to assets previously held by its WOLF joint venture, which was terminated in 2014. That loan had a principal balance of $23.1 million, and was granted a discount of 5.0% by the lender for early repayment.  This transaction generated a $1.2 million gain from extinguishment of debt, which reduced net finance costs by 10.1% to $8.4 million during 1Q15 from $9.4 million in 1Q14.

General and administrative costs increased 27.8% to $10.0 million as compared to $7.8 million in 4Q14 primarily due to a downward adjustment in the 2014 annual bonus accrual based on actual results in the earlier period.  General and administrative costs increased 3.0% from the year ago quarter.

Balance Sheet

At March 31, 2015, Willis Lease had 205 commercial aircraft engines, 5 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.051 billion, compared to 200 commercial aircraft engines, 5 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.022 billion, a year ago.  The Company’s funded debt-to-equity ratio was 3.84 to 1 at quarter end, compared to 3.88 to 1 at December 31, 2014, and 3.53 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(In thousands, except per share data, unaudited)	Three Months Ended
	March 31,	December 31,	March 31,	% Change vs	% Change vs
	2015	2014	2014	Dec 31, 2014	Mar 31, 2014
REVENUE
Lease rent revenue	$25,097	$24,883	$26,900	0.9%	(6.7)%
Maintenance reserve revenue	14,148	11,706	14,030	20.9%	0.8%
Spare parts sales	2,151	6,447	418	(66.6)%	414.6%
Gain on sale of leased equipment	662	2,040	231	(67.5)%	186.6%
Other revenue	756	706	1,761	7.1%	(57.1)%
Total revenue	42,814	45,782	43,340	(6.5)%	(1.2)%

EXPENSES
Depreciation and amortization expense	17,705	17,282	15,710	2.4%	12.7%
Cost of spare parts sales	1,480	5,521	340	(73.2)%	335.3%
Write-down of equipment	24	2,674	295	(99.1)%	(91.9)%
General and administrative	9,972	7,804	9,685	27.8%	3.0%
Technical	1,832	4,593	1,520	(60.1)%	20.5%
Net finance costs
Interest expense	9,567	9,127	9,359	4.8%	2.2%
Gain on extinguishment of debt	(1,151)	-	-	100.0%	100.0%
Total net finance costs	8,416	9,127	9,359	(7.8)%	(10.1)%
Total expenses	39,429	47,001	36,909	(16.1)%	6.8%
Income (loss) from operations	3,385	(1,219)	6,431	n/a	(47.4)%
Earnings from joint venture	354	510	305	(30.6)%	16.1%
Income before income taxes	3,739	(709)	6,736	n/a	(44.5)%
Income tax expense (benefit)	1,441	(431)	2,405	n/a	(40.1)%
Net income (loss) attributable to common shareholders	$2,298	$(278)	$4,331	n/a	(46.9)%

Basic earnings (loss) per common share	$0.29	$(0.04)	$0.55

Diluted earnings (loss) per common share	$0.29	$(0.03)	$0.53

Average common shares outstanding	7,848	7,839	7,914
Diluted average common shares outstanding	8,044	8,037	8,129

Consolidated Balance Sheets
(In thousands, except share data, audited)

	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$15,635	$13,493	$15,631
Restricted cash	45,616	51,258	53,375
Equipment held for operating lease, less accumulated depreciation	1,050,922	1,066,448	1,022,462
Equipment held for sale	17,600	18,114	30,376
Spare parts inventory	18,288	18,593	3,257
Operating lease related receivable, net of allowances	14,596	8,912	13,650
Investments	42,574	41,590	23,790
Property, equipment & furnishings, less accumulated depreciation	21,311	17,955	4,920
Equipment purchase deposits	6,817	-	1,969
Intangibles	1,106	1,164	1,338
Other assets	25,261	24,099	21,849
Total assets	$1,259,726	$1,261,626	$1,192,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,636	$21,614	$18,917
Deferred income taxes	91,866	90,510	88,924
Notes payable	842,177	840,956	767,108
Maintenance reserves	69,672	66,474	79,751
Security deposits	20,771	20,869	16,318
Unearned lease revenue	3,381	4,342	4,042
Total liabilities	1,040,503	1,044,765	975,060

Shareholders’ equity:
Common stock ($0.01 par value)	83	83	84
Paid-in capital in excess of par	42,140	42,076	45,441
Retained earnings	177,000	174,702	171,786
Accumulated other comprehensive loss, net of tax	-	-	246
Total shareholders’ equity	219,223	216,861	217,557

Total liabilities and shareholders’ equity	$1,259,726	$1,261,626	$1,192,617

Note:  Transmitted on GlobeNewswire on May 8, 2015, at 6:00 a.m. PDT.